UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   National Patent Development, Corporation
   9 West 57 Street - Suite 4170
   New York, NY  10019
2. Issuer Name and Ticker or Trading Symbol
   GTS Duratek, Inc.
   (DRTK)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   13-1926739
4. Statement for Month/Year
   9/3/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |9/03/9|S   | |2,000             |D  |$10.375    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/04/9|S   | |2,000             |D  |$10.375    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/05/9|S   | |2,000             |D  |$10.375    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/08/9|S   | |4,000             |D  |$10.906    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/09/9|S   | |4,000             |D  |$11.656    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/10/9|S   | |8,000             |D  |$13.265    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/10/9|T   | |20,000            |D  |$1.90      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/11/9|S   | |2,000             |D  |$12.875    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/15/9|S   | |2,000             |D  |$13.500    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/17/9|S   | |2,000             |D  |$13.125    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/18/9|S   | |6,000             |D  |$13.541    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/19/9|S   | |6,000             |D  |$14.125    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/22/9|T   | |7,500             |D  |$1.90      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/22/9|S   | |6,000             |D  |$14.791    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/23/9|S   | |2,000             |D  |$14.750    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/23/9|T   | |4,000             |D  |$1.90      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/24/9|S   | |2,000             |D  |$14.813    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/25/9|S   | |4,000             |D  |$14.813    |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/25/9|T   | |1,750             |D  |$1.90      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/29/9|T   | |2,000             |D  |$1.90      |                   |      |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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                           |9/30/9|T   | |6,000             |D  |$1.90      |1,640,222          |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$1.90   |9/10/|X   | |20,000     |D  |     |     |Common Stock|20,000 |$1.90  |            |   |            |
(Obligation to Sell)  |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |$1.90   |9/22/|X   | |7,500      |D  |     |     |Common Stock|7,500  |$1.90  |            |   |            |
                      |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |$1.90   |9/23/|X   | |4,000      |D  |     |     |Common Stock|4,000  |$1.90  |            |   |            |
                      |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |$1.90   |9/25/|X   | |1,750      |D  |     |     |Common Stock|1,750  |$1.90  |            |   |            |
                      |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |$1.90   |9/29/|X   | |2,000      |D  |     |     |Common Stock|2,000  |$1.90  |            |   |            |
                      |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |$1.90   |9/30/|X   | |6,000      |D  |     |     |Common Stock|6,000  |$1.90  |182,000     |D  |            |
                      |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
SIGNATURE OF REPORTING PERSON
Lydia M. DeSantis, Corporate Secretary
DATE
October 10, 1997